Exhibit 5.6
1201 MAIN STREET, 22ND FLOOR (29201-3226)
POST OFFICE BOX 11889 (29211-1889)
COLUMBIA, SOUTH CAROLINA
TELEPHONE 803.779.3080
FACSIMILE 803.765.1243
WEBSITE www.hsblawfirm.com
March 3, 2010
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Ladies and Gentlemen:
          We have acted as South Carolina counsel to AVM, Inc., a South Carolina corporation (the “Guarantor”), in connection with the execution, delivery, issuance and sale of a guarantee by the Guarantor (the “Guarantee”) of $250,000,000 aggregate principal amount of 10.625% Notes due 2018 (the “Notes”) of ArvinMeritor, Inc. (the “Company”) in an underwritten public offering of the Notes, together with the Guarantee and other guarantees of the Notes by other direct and indirect subsidiaries of the Company, pursuant to an Underwriting Agreement dated as of February 26, 2010 (the “Underwriting Agreement”), among the Company, the Guarantor, such other subsidiary guarantors and the underwriters named therein and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-163233), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement” and together with the Notes, the Underwriting Agreement and any other documents related thereto or executed in connection therewith, the “Offering Documents”).
          Documents Reviewed. As counsel for the Guarantor, we have examined the following documents of the Guarantor:
1.	The Guarantee;

2.	Articles of Incorporation for the Guarantor filed with the Office of the Secretary of State for the State of South Carolina on December 27, 1990;

3.	Certificate of Existence for the Guarantor issued by the Office of the Secretary of State for the State of South Carolina on January 27, 2010;

4.	Bylaws of Guarantor in effect as of the date hereof; and

5.	Resolutions of the Guarantor authorizing and approving the Guarantee.

ArvinMeritor, Inc.
March 3, 2010

Items (2) through (5) above shall be referred to herein as the “Organizational Documents”. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Guarantor and other instruments, certificates of public officials and representatives of the Company or the Guarantor, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.
          Assumptions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company or the Guarantor and appropriate public officials.
          Opinion. Based on the foregoing, and subject to the assumptions, qualifications and exclusions set forth herein, it is our opinion that, based solely on the Organizational Documents, the Guarantor has the corporate authority to execute and deliver its Guarantee.
          Qualifications and Limitations. The opinion expressed herein is based upon applicable laws, statutes, ordinances, rules and regulations as exist on this date, and we express no opinion as to the effect which any future amendments, changes, additions or modifications thereof may affect the future performance of the Guarantee. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in law which may hereafter occur. We are licensed to practice law only in the State of South Carolina, and we express no opinion with respect to the effect of any laws other than the laws of the State of South Carolina. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company.

Very truly yours,
/s/ Haynsworth Sinkler Boyd, P.A.